Confidential treatment requested by the registrant for its submission of this draft registration statement pursuant to Securities and Exchange Commission Rule 83	HUD-212

Exhibits 8.1 and 23.3

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Davis Polk & Wardwell LLP	212 450 4000 tel
450 Lexington Avenue	212 701 5800 fax
New York, NY 10017

November 8, 2017

Re:     Registration Statement on Form F-1

Hudson Ltd.
4 New Square

Bedfont Lakes

Feltham, Middlesex TW14 8HA

United Kingdom

Dear Ladies and Gentlemen:

We are acting as United States counsel to Hudson, Ltd., a company incorporated in Bermuda (the “Company”), in connection with the preparation of the Registration Statement on Form F-1 and the related Prospectus (the “Prospectus”) with the Securities and Exchange Commission by the Company under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus has been filed in connection with the Company’s initial public offering of Class A common shares, par value $0.001 per share. We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of our opinion.

We hereby confirm our opinion set forth under the caption “Taxation—Material U.S. Federal Income Tax Considerations” in the Prospectus.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the caption “Taxation” in the Prospectus and to the filing, as an exhibit to the Registration Statement, of this opinion.

In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP